EXHIBIT 10.52

This Work Order GAMSA-STAR081106-00.S.001 (“WO”) is issued pursuant to the Master Services Agreement No. GAMSA-STAR081106-00 dated October 1, 2006 (“Agreement”) between AT&T Mobility LLC f/k/a Cingular Wireless LLC (“AT&T Mobility”) and StarTek USA Inc. (“Supplier”) and the Agreement is incorporated by reference herein.  Capitalized terms used in this Work Order not otherwise defined herein shall have the definitions specified in the Agreement.  If the Work Order conflicts with the terms and conditions of the Agreement, the terms and conditions of the Agreement shall control unless set forth in the “Special Considerations” section of this Work Order in which case the WO shall govern and control.

AT&T Mobility hereby authorizes Supplier to perform the following Services:

1              SCOPE OF WORK

1.1           Supplier consumer customer services representatives (“CSRs”) shall take and handle inbound customer care inquiries by program (“Program”) for the [*] call center as set forth in Exhibit C in accordance with the AT&T Mobility hours of operation set forth in Section 1.2 subject to applicable laws at the rates set forth in Exhibit B.  Any other customer care activities, changes that result in the nature or type, market or mix of calls to change, including any changes to the mix of Program project(s) supported by Site as set forth in Exhibit C attached hereto, shall be subject to Exhibit 5 of the Agreement.

1.2           Services shall be performed Monday through Sunday, not including Holidays as set forth in Exhibit B, at the hours of operations (“Hours of Operation”) set forth in Exhibit D by site (“Site”):

Hours of Operation may be amended from time to time as set forth in Exhibit 5 of the Agreement.  AT&T Mobility reserves the right to modify (decrease or increase) Services Hours of Operation upon [*]([*]) calendar days written notice to Supplier.  AT&T Mobility agrees to utilize the Change in Scope procedures to effect this change.

2.             PRIMARY CONTACT INFORMATION

2.1           The individuals listed in the table below will serve as primary contact for the Program.  Any changes will be done in accordance with Exhibit 5 of the Agreement.

AT&T Mobility Contacts	Supplier Contact(s)
Name: [*]	Name: [*]
Address: [*]	Address: [*]
Phone: [*]	Phone: [*]
Cell: [*]	Cell: [*]
E-mail: [*]	E-mail: [*]

3.     TERM

3.1           The Term of this Work Order shall commence on October 1, 2008 (“Effective Date”), and shall continue until midnight on April 28, 2010 (the “Initial Term).  The Work Order may be terminated as allowed in the Agreement or in this Work Order.

4.     SERVICE SPECIFICATIONS AND REQUIREMENTS

4.1           The deliverables to be delivered by Supplier to AT&T Mobility pursuant to this Work Order are listed in Exhibit A “Deliverables Matrix” (the “Deliverables”).

5.     AT&T MOBILITY SYSTEMS USE AND DOWNTIME

5.1           Should AT&T Mobility systems become unavailable to Supplier, Supplier will follow the notification instructions contained in AT&T Mobility’s Downtime Policy as provided by AT&T Mobility.  Supplier will utilize downtime forms to capture call information on the AT&T Mobility-provided downtime forms and will input into AT&T Mobility systems as soon as reasonably possible after restoration of the impacted systems.  AT&T Mobility shall pay the applicable Billable Hour rate for this function.  Supplier shall be excused from Performance Standards for the duration of the system outage.

5.2           If the telecommunications systems are in failure due to AT&T Mobility, AT&T Mobility may require Supplier’s CSRs to go into pure AUX state, whereby they are not receiving calls.  AT&T Mobility shall still be charged the actual outage time incurred for the amount of time affected.  Supplier shall be excused from Performance Standards for the duration of the outage.

5.3           The AT&T Mobility system will be completely down during certain after-hour times and other scheduled times throughout the year for maintenance.  When practical, AT&T Mobility will advise Supplier of the scheduled maintenance at least [*] ([*]) [*] prior to the times and dates that the systems will not be available due to maintenance.

5.4           Notwithstanding the foregoing, in the event of a Supplier system/telecommunications outage, Supplier will utilize CSRs’ [*] for offline work and training for the duration of the outage.  AT&T Mobility shall not be charged for [*] for the duration of a Supplier system outage.

5.5           Supplier shall advise the AT&T Mobility Contact and/or Vendor Manager when any AT&T Mobility-provided system is down for more than [*].  Supplier shall provide an escalation plan with mitigating action in the event of systems disruption to be approved by AT&T Mobility by Services launch.

5.6           Supplier will continue to provide the Services under this Work Order if AT&T Mobility relocates its operations to an interim or substitute facility or otherwise implements any of its internal disaster recovery plans.

5.7           Failure to comply materially with this Section constitutes a material breach of the Agreement.

6.     PERFORMANCE STANDARDS:

6.1           AT&T Mobility and Supplier have developed the standards set forth in this Work Order, (hereinafter “Performance Standards”) to ensure the delivery of high quality, efficient customer service.  Effective upon signature of this Work Order by both parties (“Execution Date”), Performance Standard measurements for Sites existing on the Execution Date shall begin the month following the Execution Date, or for the Performance Standards related to First Call Resolution and Total Resolved, the next full or prorated per complete months remaining, as the case may be, calendar quarter.  Performance Standards for Sites opening after the Execution Date shall be applicable to Services performed from a particular Site/Program [*] ([*]) [*] after Site opening, or as outlined in the Performance Measurements attached hereto as Exhibit E.  Furthermore, anytime a particular Site/Program increases by more than [*] percent ([*]%) over a [*] ([*]) [*] period (measured by the [*]-Day Lock FTE), Performance Standards shall not apply with respect to such Site/Program until [*] ([*]) [*] after the incremental Site/Program staff has been in Production handling customer calls.  Before the application of any of the Performance Standards, the parties agree to meet and discuss in good faith changes to the Performance Standards set forth and the relevant AT&T Mobility invoice credits and Supplier earned debits or bonuses with respect to such Performance Standards based on performance prior to such Performance Standards taking effect. Performance Standards hereunder shall be measured by Program at each Site and shall exclude [*]as set forth herein this Work Order.  Any invoice credits owed or debits earned by Supplier shall only apply to the Services invoiced for the particular Site/Program subject to Section 1.1 herein for which it was measured and shall be assessed to Customer Service Experience (“CSE”) Program Billable Hours in Production only.  Any invoice debits earned by Supplier will be used to offset AT&T Mobility invoice credits only, except for Section 6.3.3 Occupancy which may earn a true debit.  Notwithstanding the foregoing, Supplier may earn a Bonus subject to Sections 6.3.1 and 6.3.2.  AT&T Mobility invoice credits, Supplier earned debits to AT&T Mobility invoice credits, and bonuses will be calculated as set forth in Section 6.3 and shall be applied on a quarterly basis.

6.2           Call Volume Forecasting / Staffing.  Each month on a by Site/Program basis, AT&T Mobility shall provide Supplier [*]([*]) written forecasts to be used by Supplier as a guide for recruitment, planning and staffing activities.  The [*] ([*]) written forecasts are as follows:

1.  [*] Day Outlook Forecast with the required number of Full Time Equivalents (“FTEs”) by Site/Program for recruitment purposes

2.  [*] Day Locked Forecast with the estimated daily number of calls by Site/Program for planning purposes as well as forecasted modification training for the applicable month (“[*] Day Lock”)

PRIVATE/PROPRIETARY/LOCK

The information contained in this Agreement is not for use or disclosure outside AT&T, Supplier, their affiliated companies and their third party representatives, except under written Agreement by the contracting Parties.

3.   [*] Day Forecast with daily call arrival patterns by Site/Program

Supplier shall provide FTE staffing pursuant to the mutually agreed upon []* Day Lock based upon the [*] Day Outlook Forecast, which will include an assumption of the current training and nesting requirements set forth in Exhibit D.  Notwithstanding the foregoing, in the event that AT&T Mobility requests training to extend beyond the current requirements set forth in Exhibit D, the parties shall address the change subject to Exhibit 5 of the Agreement.

The mutually agreed upon [*] Day Lock represents a commitment by AT&T Mobility and Supplier with respect to staffing levels.  Once the [*] Day Lock is agreed to, AT&T Mobility agrees to compensate Supplier for the Billable Hours incurred for the applicable month, and it is Supplier’ responsibility to staff to the [*] Day Lock as mutually agreed upon.  In cases where Supplier has duplicate Programs across Sites, AT&T Mobility and Supplier shall mutually agree upon volume changes at a Site level as long as the [*] Day Lock remains unchanged.  In the event that actual volumes are less than the [*] Day Lock, Supplier will use reasonable best efforts to ensure productive utilization of CSRs by offering voluntary go home (“VGH”), internal training, etc.

Each [*] Day Forecast will be prepared on a Site/Program basis in [*] ([*]) [*] intervals and will include estimated call volumes, estimated average handle times, estimated shrinkage percentages and, when available, any other information which would be relevant for Supplier in providing the Services.

Both AT&T Mobility and Supplier will need to agree upon the volume forecasts and related staffing when the [*] Day Lock represents [*]% change from the previous [*] Day Outlook Forecast, as it may require additional new hire training.  The parties shall mutually agree upon adjusted staffing for the modified forecast volumes pursuant to Exhibit 5 of the Agreement.  Notwithstanding the foregoing, in the event a Site requires a reduction of more than [*] ([*]) CSRs , Supplier shall have [*] ([*]) days from receipt of written notice, or the minimum number of days required to maintain compliance with the laws applicable in the affected Site’s location, to comply with the AT&T Mobility provided forecast.

a)             The Performance Standards outlined in this Work Order may be changed by AT&T Mobility upon [*] ([*]) days written notice to Supplier per the procedure outlined in Exhibit 5, Management Procedures for Change in Scope of the Agreement.

b)            Notwithstanding the foregoing Performance Metrics and/or AT&T Mobility invoice credits under this WO or the Agreement shall be waived to the extent they are attributable to a failure caused by AT&T Mobility or if actual call volume for the Program exceeds or is less than the [*] Day Lock for such Site/Program by more than [*] percent ([*]%) or as otherwise set forth in this Work Order or the Agreement.

c)             Material failure to meet the same Performance Standards at the same Site/Program for [*] ([*]) consecutive months shall be considered a material default.

d)            Supplier shall provide at least [*] percent ([*]%) of the staffing pursuant to the [*] Day Lock and in any case shall use reasonable efforts to achieve [*] percent ([*]%) of the staffing pursuant to the [*] Day Lock, and AT&T Mobility shall provide at least [*] percent ([*]%) of the Billable Hours pursuant to the [*] Day Lock.  If Supplier fails to staff at least [*] percent ([*]%) of the [*] Day Lock and the shortage materially impacts AT&T Mobility’s ability to provide services to its customers, Supplier’s failure will be considered a material default.  At the request of AT&T Mobility, Supplier will provide a corrective action plan for such breach.

e)             Supplier shall be excused from Performance Metrics and/or AT&T Mobility invoice credits under this SOW in the event the parties determine that the components and/or assumptions used to determine the [*] Day Lock are inaccurate resulting in Supplier failing to meet Performance Metrics.  The parties will mutually agree upon which component and/or assumption is inaccurate, will correct and re-run current and future forecasts utilizing the corrected components and/or assumptions.  Variable assumptions and/or components include, but shall not be limited to:  [*].

6.3           Performance Metrics:  The following Performance Metrics shall be measured on a Site basis and shall apply to the Customer Service Experience (“CSE”) program only, and shall be subject to material default and the applicable AT&T Mobility invoice credit, Supplier earned debit to AT&T Mobility’s invoice credit, or Bonus set forth herein.  Notwithstanding the foregoing, AT&T Mobility may request that additional Programs be subject to the Performance Metrics and subject to Exhibit 5 of the Agreement.

6.3.1        First Call Resolution Rate (“FCR”): FCR will be measured quarterly by Site by the [*]and [*] which shall be considered one (1) Program for the purposes of FCR stack ranking and shall be ranked against Like Sites’ national average, contingent upon a sample size of at least [*]([*]) per Site.  Sample sizes of less than [*]([*]) shall be excluded from the quarterly measurement.  AT&T Mobility or AT&T Mobility vendor sites with samples sites of less than [*]([*]) shall not be included in the stack ranking.  FCR shall be waived in the event Supplier’ results are within the top [*]percent ([*]%) of stacked ranking measured by region, regardless if Supplier results fall within the third or fourth quartile when measured against the national average for overall Like Sites.

Example:

Assumptions:
Overall Like Sites national average results:	[*]%
Results for top fifty percent ([*]%) of Like Sites measured by region:	[*]%-[*]%
Supplier results:	[*]%

Supplier results within the top [*] percent ([*]%) of the results measured by region.  FCR Performance Standard and associated AT&T Mobility invoice credit is waived.

AT&T Mobility invoice credits and Supplier earned offset debits will be applied at the end of the quarter, by Site/Program pursuant to Exhibit E. New sites will be measured [*]after the first call received in Production.  Converted sites (sites subject to Conversion training as described in Exhibit B herein) will be measured [*] after the first call received in Production. The AT&T Mobility invoice credits and Supplier earned offset debits will be applied in the following fashion based on FCR scores:

[*]% to [*]% of Like sites	[*]% AT&T Mobility invoice credit
>[*]% to [*]% of Like Sites	[*]% AT&T Mobility invoice credit
>[*]% to [*]% of Like Sites	[*]% Supplier earned offset debit
>[*]% to [*]% of Like Sites	[*]% Supplier earned offset debit

Not to exceed [*]% AT&T Mobility invoice credit

A [*]([*]%) bonus may apply on a per Site basis if the FCR stretch target is achieved in any quarter (“Bonus”).  The stretch target for First Call Resolution is [*]percent ([*]%) or better.  The Bonus shall be calculated as follows:  1) The quarterly invoice credit(s) /debit(s) shall be calculated (“Offset Result”), then (2) the Bonus shall be applied to the Offset Result.

6.3.2        Total Resolved (“TR”): will be measured [*]by Site by the [*] and [*] which shall be considered one (1) Program for the purposes of TR stack ranking and ranked against Like Sites’ national average, contingent upon a sample size of at least [*]([*]) per Site.  Sample sizes of less than [*]([*]) shall be excluded from the [*]measurement.  TR shall be waived in the event Supplier’ results are within the top [*]percent ([*]%) of stacked ranking measured by region, regardless if Supplier results fall within the [*] or [*] quartile when measured against the national average for overall Like Sites.

Example:

Assumptions:
Overall Like Sites national average results:	[*]%
Results for top [*] percent ([*]%) of Like Sites measured by region:	[*]%-[*]%
Supplier results:	[*]%

Supplier results within the top [*] percent ([*]%) of the results measured by region.  TR Performance Standard and associated AT&T Mobility invoice credit is [*]. AT&T Mobility invoice credits and Supplier earned offset debits will be applied at the [*], by Site/Program pursuant to Exhibit E. New sites will be measured [*] after the first call received in Production. Converted sites (Sites subject to Conversion training as described in Exhibit B herein) will be measured [*] after the first call received in Production.  The AT&T Mobility invoice credits and Supplier earned offset debits will be applied in the following fashion based on Total Resolved scores:

[*]% to [*]% of Like Sites	[*]% AT&T Mobility invoice credit
>[*]% to [*]% of Like Sites	[*]% AT&T Mobility invoice credit
>[*]% to [*]% of Like Sites	[*]% Supplier earned offset debit
>[*]% to [*]% of Like Sites	[*] % Supplier earned offset debit

Not to exceed [*]% AT&T Mobility invoice credit.

A [*]percent ([*]%) bonus may apply on a per Site basis if the FCR and TR stretch targets are achieved in any [*](“Bonus”).  The stretch target for Total Resolved is [*]percent ([*]%) or better.  The Bonus shall be calculated as follows:  1) The quarterly invoice credit(s) /debit(s) shall be calculated (“Offset Result”), then (2) the Bonus shall be applied to the Offset Result.

6.3.3        Occupancy Rate Target of [*]%: The Occupancy Rate will be measured monthly, and shall be calculated by[*]. The Occupancy Performance Standard and associated AT&T Mobility invoice credit will be [*]in the event that the actual call volume is less than [*]percent ([*]%) of the [*] Day Lock.  Any individual days where the actual call volumes are less than the [*] Day Forecast by [*] percent ([*]%) or more and the Occupancy target is missed will be [*] the monthly calculation of Occupancy.  The AT&T Mobility invoice credits and Supplier earned debits will be applied in the following fashion based on Occupancy Rate scores:

below [*] %	[*]% AT&T Mobility invoice credit
[*]% to [*]%	[*]% Supplier earned debit
above [*]%	[*]% Supplier earned debit

Notwithstanding the foregoing, Supplier may only earn a debit for Occupancy if it is staffed to at least [*] percent ([*]%) of the full time equivalents (“FTEs”) mutually agreed upon in the [*] Day Lock.  An FTE is defined by [*] ([*]) worked hours.

6.3.4        Productivity: The measurement for productivity will be measured monthly and shall be calculated as follows:  [*]. The Productivity Performance Standard and associated AT&T Mobility invoice credit will be [*]if voluntary go home time associated with low volumes drives lower productivity. Converted sites (sites subject to Conversion training as described in Exhibit B herein) will be measured three [*] after the first call received in Production, The AT&T Mobility invoice credits will be applied in the following fashion based on Productivity scores:

below [-]%	[*]% AT&T Mobility invoice credit

6.3.5        Call Transfer Rate for CSE Sites/Program only: AT&T Mobility and Supplier shall mutually agree upon a target for the CSE Call Transfer Rate within [*] of the Execution Date.  Until such time, Supplier will use commercially reasonable efforts to meet an operation target of [*] percent ([*]%) (“Operational Target”). The Operational Target for the Call Transfer Rate shall not in any way be used to determine a material breach on the part of Supplier.  Change management procedures set forth in Exhibit 5 of the Agreement will be invoked for process changes directly impacting Call Transfer Rates.

TBD	(Rounded to the nearest whole percentage)

6.3.6        Average Handle Time (“AHT”):  The AHT target by Site/Program shall be provided by AT&T Mobility as part of the [*]Day Lock and shall be measured [*] as it applies to material breach.  The AHT Performance Standard will be waived if the actual Call Volume is greater than [*] percent ([*]%) over the target provided in the [*] Day Lock or if the average of other Like Sites is [*]([*]) or greater.  The AHT target provided in the [*] Day Lock will be subject to material breach, however, will not be subject to credits or debits.  Converted sites (sites subject to Conversion training as described in Exhibit B herein) will be measured [*]after the first call received in Production,

With respect to credits and debits, AT&T Mobility may receive the invoice credit set forth herein in the event the monthly AHT measurement is [*]([*]) or greater.  Change management procedures set forth in Exhibit 5 of the Agreement will be invoked if AHT targets need to change.

The AT&T Mobility invoice credits will be applied in the following fashion:

above [*]	[*]% AT&T Mobility invoice credit

6.3.7        Short Call Rate: Shall mean calls that are less than [*]in length.  The goal is not to exceed [*]% and shall be measured[*].  Converted sites (Sites subject to Conversion training as described in Exhibit B herein) will be measured [*]after the first call received in Production. Change in procedures shall be subject to Exhibit 5 of the Agreement.

7.             Cap:

The resulting Supplier earned debits and AT&T Mobility invoice credits for the applicable Performance Standard measurement set forth herein Section 6 will only be applied to the applicable Site’s Program Billable Hours billed.  The total AT&T Mobility invoice credit for all Performance Standards in aggregate in any month cannot exceed a maximum of [*]percent ([*]%) per Site invoice.  The total invoice debits to AT&T Mobility’s invoice credit for all Performance Standards in aggregate in any month cannot exceed a maximum of a [*]percent ([*]%) per Site invoice.  Notwithstanding the foregoing, Supplier may earn an additional [*]percent ([*]%) Bonus per quarter upon attainment of FCR and TR stretch targets.

8.             Performance Metrics Waivers

8.1   In addition to any other waivers set forth herein this Work Order, Supplier shall be excused for failures to meet any Performance Metric and shall not be in breach of this Work Order if such failure is caused by: a) AT&T Mobility; and/or b) third parties (hired or contracted) to provide system applications and/or system application services to or for AT&T Mobility (including carriers) (a and b collectively referred to as “AT&T Mobility/Service Provider”) including without limitation acts or omissions of AT&T Mobility/Service Provider.

8.2   Notwithstanding anything to the contrary herein, in addition to waivers set forth herein this Work Order, AT&T Mobility may choose to waive Performance Standards and applicable penalties at its sole discretion.  AT&T Mobility must invoke this option in writing within [*] of a missed Performance Metric.

9.             PRICE

9.1           Services shall be compensated by AT&T Mobility to Supplier pursuant to the rates and charges detailed in Exhibit B which is attached hereto and fully incorporated herein by this reference.  Such rates and charges do not include all applicable taxes.

10.          DISPUTE RESOLUTION

Either party may give the other party written notice of any dispute not resolved in the normal course of business.  The parties will attempt in good faith to promptly resolve any issue, dispute, or controversy arising out of or relating to this Agreement promptly by negotiation between the managers set forth below.  Within [*]([*]) days after delivery of such notice, representatives of both parties will meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute within the time frames here:

	AT&T Mobility Wireless	Supplier

Within[*]	[*]. Dir. Customer Ops	Regional VP

Within[*]	[*], Dir. Customer Ops	Regional VP

Within[*]	[*], Exec Dir. Customer Svc	Senior Vice President or Executive Vice President of Operations

If any dispute is not resolved in accordance with this process after[*], the parties will escalate to the respective executive levels.  Both parties agree to continue performance during the negotiation period set forth in this section of the Work Order.

The individuals listed in the table above will serve as primary contact for dispute resolution.  Any changes will be made in accordance with Exhibit 5 of the Agreement.

11.  SPECIAL CONSIDERATIONS:

11.1         The terms set forth below shall be in addition to the terms set forth in the respective sections of the Agreement:

11.1.1     Supplier Responsibilities

a.             Except as otherwise set forth in this Work Order or the Agreement, Supplier will be responsible for supplying all Supplier personnel, facilities, technology subject to Section 50 of Agreement, services and materials necessary to perform the Services in accordance with the terms and conditions set forth in this Work Order.

b.             Supplier will provide the necessary, as of the Effective Date of this Work Order, voice and data infrastructure and PCs (or thin client applications in lieu of PCs) at Supplier’ Site(s) from the point of demarcation within Supplier’ data center(s) for voice and data communications.  The point of demarcation is the point where AT&T Mobility-owned circuits/equipment end and Supplier-owned circuits/equipment begin.  AT&T Mobility will provide any intelligent call management (ICM) routing and screen-pop equipment as required; or, alternatively Supplier will provide ICM and screen-pop equipment subject to Exhibit 5 of the Agreement.  Supplier’ PCs will reside on the Supplier network and access AT&T Mobility’s systems via web, Citrix, or other thin client connectivity.

c.             Supplier shall pay for the Supplier standard, as of the Effective Date of this Work Order, voice and data network facilities. AT&T Mobility shall be responsible for other voice and data charges, including delivering voice and data to Supplier’ data center hub(s), bandwidth exceeding Supplier’ standards in existence as of the Work Order Effective Date, and any dedicated security equipment required by AT&T Mobility.  In the event AT&T Mobility utilizes VoATM to deliver calls to a Supplier hub, AT&T Mobility will provide the Nortel Passport or equivalent device required in the Supplier hub to accept the VoATM traffic.  Supplier agrees to relinquish ownership at no cost to AT&T Mobility of any and all toll-free numbers associated with the Program to AT&T Mobility or another party specified by AT&T Mobility within [*]of AT&T Mobility’s request; provided that AT&T Mobility is current on all invoices.

11.1.2      Training

a.             Training costs shall be billed as listed under Exhibit B.

b.             Initial new hire training:  Supplier agrees to provide initial Program training to Supplier’ CSRs in accordance with AT&T Mobility provided Training Materials, and all retraining, ongoing soft-skills training, and customer service training at the rates set forth in Exhibit B, in order to perform the Services described in this Work Order.  If mutually agreed between the parties subject to Exhibit 5 of the Agreement, AT&T Mobility may provide AT&T Mobility trainers for initial train-the-trainer training programs.

c.             AT&T Mobility may request to extend the duration of initial Program training subject to Exhibit 5 of the Agreement.

11.1.3.     Quality Assessment

a.     Supplier will provide enough Quality Assessment (“QA”) agents at the QA rate set forth in Exhibit B, to CSRs to meet the average number of observations monthly.  Each CSR is monitored an average of [*]evaluations per [*]by QA and Production staff/personnel collectively and other informal evaluations as agreed upon by the parties based upon individual CSR performance. Supervisors will use commercially reasonable efforts to provide feedback within [*]if below goal and [*]if within or above goal.  Agents needing improvement will receive additional evaluations via various methods (side by side, additional monitoring, remote monitoring, double jacking, etc).  QA agents will shadow CSRs while on the call without the CSR being aware they are being monitored.  Calibration sessions between Supplier QA agents, Supplier supervisors and AT&T Mobility representatives will be held weekly to ensure scoring and feedback to CSRs is consistent. If Supplier fails to monitor an average of [*]evaluations per [*]by QA and Production staff/personnel collectively as set forth above, Supplier will be advised of such deficiencies and Supplier will have [*]to bring performance back to objective’s standards.  AT&T Mobility and Supplier may mutually agree to modify the standards upon written agreement signed by both parties, in the event AHT increases by [*]percent (20%) from the previous month’s [*]-Day Commitment, AT&T Mobility and Supplier shall re-evaluate the QA staffing required to meet the obligations set forth herein

11.1.4      AT&T Mobility shall be responsible for and must approve scripts, order forms, and report formats to be used by Supplier for Services provided pursuant to this Work Order.  If Supplier desires any changes whatsoever to the aforementioned scripts, forms or formats, then Supplier must obtain AT&T Mobility’s prior written approval of such changes.

11.1.5      Cancellation and Termination

a.     Upon expiration, a AT&T Mobility Termination Without Cause or Supplier Cancellation For Cause (if requested by Supplier), of a Work Order, AT&T Mobility and Supplier agree to honor the Full Call Volume Commitments during the notice period with a [*]ramp down period to follow, where AT&T Mobility will provide to Supplier [*]% / [*]% / [*]% of the Call Volume Commitment, respectively during the [*]ramp down. Call Volume Commitment is defined as the average monthly volume over the preceding [*]prior to termination notification (but in no case less than any applicable minimum).  Any difference between actual billings and the Call Volume Commitment shall be billed to and payable by AT&T Mobility.

b.     In addition to all other rights or remedies provided for in this Agreement or by law, either party may immediately cancel this Agreement if:  (1) the other party becomes insolvent or makes a general assignment for the benefit of creditors; (2) the other party admits in writing the inability to pay debts as they mature; (3) Any court appoints a trustee or receiver with respect to the other party or any substantial part of the other party’s assets; or (4) An action is taken by or against other party under any bankruptcy or insolvency laws or laws relating to the relief of debtors, including the Federal Bankruptcy Act.

11.2         “Occupancy” is calculated by subtracting total idle (waiting to serve) time from total logged in time and dividing the difference by total logged in time.

11.3         “Payroll Hour” is defined as an hour for which a CSR is compensated by Supplier

11.4         “Privacy Laws” means Laws relating to data privacy, trans-border data flow or data protection.

11.5         “Billable Hour” The time between the time a CSR clocks into and clocks out of Supplier’s time keeping system for the purpose of performing agreed upon work for AT&T Mobility.  This time shall include a maximum of [*]per [*] of pre-shift instructions per CSR unless otherwise directed by AT&T Mobility.  The Billable Hour include [*] minutes for breaks but does not include lunches, sick time, vacations, or Supplier sponsored events such as non-AT&T Mobility focus groups and non-AT&T Mobility development.  Actual time in a Billable Hour for billing purposes is[*].

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives:

StarTek USA Inc.		AT&T Mobility LLC by its authorized Representative AT&T Services, Inc.
By:	/s/ A.L. Jones	By:	/s/ Keith Connoly
Printed Name:	A. L. Jones	Printed Name:	Keith Connoly
Title:	President & CEO	Title:	VP-Global Strategic Sourcing
Date:	11/19/08	Date:	11/7/08

EXHIBIT A

Deliverables/Specifications/Requirements	Delivery Date	Evidence of Success

Deliverable Set # 1 – Reporting

ACD Report: Comprehensive report with data taken directly from the switch. Details total calls offered, calls handled, calls abandoned, average speed of answer, average handle time by live agent and downtime. Delivered to AT&T Mobility daily.

Agent (PAR) Report: Agent or Personal Accountability Reports provide queue performance statistics broken down by agent. Data elements include the number of ACD calls answered, the average time spent on each ACD call, the average time spent waiting between ACD calls, the time spend doing post-call work, the time spent logged into the system, Short calls, transfer rates, availability etc. Delivered to AT&T Mobility daily.

Call Disposition Report: offers call disposition detail by type code. Supplier may provide this report to AT&T Mobility subject to Exhibit 5 of the Agreement.

System Outages Report: Report provides a listing of the date, time, duration and description of any system outages to Supplier’ systems, root cause analysis, and preventive measures. Delivered to AT&T Mobility when system outages occur.

Call Comparison: Compares forecasted to actual call volume and answer performance.

Combined FTE: Report provides headcount and training data, as well as weekly attrition. Delivered to AT&T Mobility weekly.

Attrition Training: Report provides ongoing attrition training data, with class details (class size, dates, etc.). Delivered to AT&T Mobility weekly.

Interval: report provides one-half hour (1/2) interval call volume data. Delivered to AT&T Mobility daily.

Invoice Detail: Invoices will include detailed documentation including but not limited to, for each CSR; a list of CSR names, hours logged via the ACD, hours logged, hire date, tenure, and indicator for training or Production status.

Weekly Quality Report: Weekly roll up of quality performance to include: scores from evaluations completed by Supplier’ quality team, scores from evaluations completed by Supplier’ leadership team (team leads/supervisors), QA/Team Lead score variance, combined score, total evaluations completed by QA team, total evaluations completed by Team Leads.

Monthly Quality Report Monthly roll up of quality performance to include: scores from evaluations completed by Supplier’ quality team, scores from evaluations completed by Supplier’ leadership team (team leads/supervisors), QA/Team Lead score variance, combined score, total evaluations completed by QA team, total evaluations completed by Team Leads.

	As indicated in report description	Accurate and timely reporting either pushed to recipients or available online.

Deliverable Set # 2 – Quarterly Program Reviews

•      Supplier will conduct quarterly Program reviews in person at AT&T Mobility Headquarters to cover Program highlights, overall account activity, budget analysis, review key reports and metrics at a management level, the incentive programs that were run and their results, and to ensure that stated agreed upon Program objectives are being met (return on investment or “ROI”). If Program objectives are not being met, team must collectively establish an action plan to be implemented within [*]to achieve measurable results within[*].

Quarterly reviews as scheduled	Evidence of Success: • Quarterly reviews are held as scheduled

Exhibit B

Price

For Services performed under this Work Order, Supplier shall be compensated in accordance with the pricing shown below:

PROGRAM NAME	CONSUMER CUSTOMER CARE
BILLABLE HOUR RATE BASED ON CSR TENURE IN MONTHS [*]	$[*]
[*]	$[*]
[*]	$[*]

After Hours Support [*]	$[*]
[*]	$[*]
[*]	$[*]
DRUG SCREEN & BACKGROUND CHECK: (US Sites only)	Passed through at cost (Checks required as a result of attrition will be the responsibility of Supplier.)
OVERTIME RATE & HOLIDAY (by Site)	[*]% premium above the applicable Billable Hour rate
New Hire/Growth $[*]
Nesting $ [*]
TRAINING RATE	Supplemental/Conversion: Training: [*]
All Attrition: [*]

Notes:

a.               CSR tenure is determined based on the hire date of such CSR on any AT&T Mobility program.  Except as otherwise stated in the Work Order, the total amount payable by AT&T Mobility for the Services shall be determined by applying the stated rate of compensation to the Services actually performed by Supplier. [*].  Holiday Rates shall apply based on applicable Holidays at the Site.  US Holidays (applicable only in the U.S.): New Years Day, Thanksgiving Day, Labor Day, Christmas Day, Memorial Day, Independence Day.  Canadian Holidays (applicable only in Canada): New Years Day, Family Day, Good Friday, Victoria Day, Canada Day, Civic Day, Saskatchewan Day, Labor Day, Thanksgiving Day, Remembrance Day, Christmas Day, and Boxing Day.  Should AT&T Mobility request that Supplier provide Services for the Program on any of the Holidays listed, AT&T Mobility shall compensate Supplier at the Holiday Rate as listed herein.

b.              Domestic Inbound/Outbound telecom.  AT&T Mobility shall be client of record on the (800) service.  Subject to AT&T Mobility’s prior written approval of usage, domestic inbound and outbound telecom charges shall be[*].

c.               Postage, shredding, express mail, printing, and courier services, trunking and circuits, reproduction (other than [*]which is borne by[*]), and travel (Pre-approved by AT&T Mobility) will all be charged at [*]in accordance with Exhibit 9 of the Agreement.

d.              Clerical Support $[*] per hour (not to exceed [*]per [*]without prior approval of the AT&T Mobility contact identified in 2.1 of this Work Order.  Functions shall include, but not be limited to, the following tasks:

•                  Login ordering, tracking, retiring and maintenance

•                  SOX contact for all AT&T Mobility audits

•                  Clarify maintenance

•                  Submitting and tracking Credits and Adjustments

•                  Sessions Enrollments for training

•                  AT&T Mobility University setups and retires

•                  Course enrollments and completions

•                  Tracking and follow through of all Office of the President requests

•                  Back up to LRP for all AT&T Mobility reporting

•                  Distribute and ensure follow up on feedback items (Clarify, Wave, PCS, Tier II, SOA, Direct Fulfillment, etc.), compile results

•                  Gather and summarize results of initiatives (PAR/SRS, migrations, etc.)

e.               Any Nesting will be billed at the Nesting rate set forth here in Exhibit B.  The Conversion rate will apply for training required when CSRs are transferred from one AT&T program to another AT&T program where “Conversion” training is required.

Exhibit C

Program Descriptions

Program Name	Program Description Functions shall include, but may not be limited to, the following tasks:	Program Projects by Sites Any changes to the mix of Program project(s) supported by Site shall be subject to Exhibit 5 of the Agreement.
Customer Service Experience (“CSE”), including Billing Conversion (“BCV”) or Consumer Care

Inbound calls from post paid subscribers. Duties include the following account maintenance activities: billing statement questions, adjustments, changes to features/services, changes of billing information, customer issues relative to price plans, customer cancellation inquiries, adding / deleting promotions & features, contract inquiries and termination dates, rate plan changes, account updates, lost / stolen phone resolutions, cancel requests, promotion / plan clarification, programming phones, equipment and features instructions, voice mail resets, respond to coverage concerns, equipment (wireless cell phones and PDAs) changes, assisting with handset issues and upgrading equipment, migration of customers between billing application, completion of downtime form and offline services, escalated services/resolution.

[*]
Prepaid Consumer Care

Inbound calls from prepaid subscribers. Duties include the following account maintenance activities: billing statement questions, adjustments, changes to features/services, changes of billing information, customer issues relative to price plans, customer cancellation inquiries, adding / deleting promotions & features, contract inquiries and termination dates, rate plan changes, account updates, lost / stolen phone resolutions, cancel requests, promotion / plan clarification, programming phones, equipment and features instructions, voice mail resets, respond to coverage concerns, equipment (wireless cell phones and PDAs) changes, migration of customers between billing application, completion of downtime form and offline services, escalated services/resolution.

N/A
Technical Support	Primary point of contact for issues relating to call and data processing, roaming wireless network, prepaid network, provisioning and TDMA, GSM	N/A

Program Name	Program Description Functions shall include, but may not be limited to, the following tasks:	Program Projects by Sites Any changes to the mix of Program project(s) supported by Site shall be subject to Exhibit 5 of the Agreement.

and data technology. Offline work to support technical services can include filing cases and escalating resolution, and a filter team may exist to review case quality before routing to Tier III network groups.

Receivables Management

Inbound calls from consumer, post paid subscribers.  Duties include the following account maintenance activities:  Processing payments and setting payment arrangements, as appropriate.  General billing statement questions, adjustments related to late fees, restoral fees, and contract termination charges, changes to features/services, changes of billing information (address, contact numbers, etc.), customer issues relative to price plans, customer cancellation inquiries if customer is delinquent, contract inquiries and termination dates, simple rate plan changes (no family talk, complex changes), account updates, cancel requests, promotion / plan clarification, voice mail resets via AT&T Mobility.com.  Education of customer on payment options, such as *PAY, AT&T Mobility.com and Future Dated Payments.

N/A
Specialty Queues	Services for unique business types including call handling for escalated customer care/RM issues specific to billing, equipment, coverage and account details.	N/A

Exhibit D

Hours of Operations and Training Durations

Program Names	Project	Site	Hours of Operation	Maximum New Hire Days	Maximum New Hire Transition or Nesting Days
Customer Service Experience (“CSE”)	North Central CSE / National After Hours	[*]	[*]	[*]	[*]

EXHIBIT E

		Invoice Credit		Target	Earned Offset Debit
		-	-	=	+	+	Frequency	Comments
FCR	Bonus/Penalty	[*]%	[*]%	Compare To like centers	[*]%	[*]%	[*]	Subject to Work Order Section 6.3.1
	Result	[*]%	[*]%		[*]%	[*]%
Total Resolved	Bonus/Penalty	[*]%	[*]%	Compare to like centers	[*]%	[*]%	[*]	Subject to Work Order Section 6.3.2
	Result	[*]%	[*]%		[*]%	[*]%	[*]
Occupancy	Bonus/Penalty	[*]%		[*]%	[*]%	[*]%	[*]	Subject to Work Order Section 6.3.3
	Result	[*]%			[*]%	[*]%
Productivity	Bonus/Penalty	[*]%		[*]%	N/A		[*]	Subject to Work Order Section 6.3.4
	Result	[*]%
Transfers	Bonus/Penalty	N/A		[*]%	N/A		[*]	Subject to Work Order Section 6.3.5
	Result	N/A
AHT	Bonus/Penalty	[*]%		[*]	N/A		[*]	Subject to Work Order Section 6.3.6
	Result	[*]
Maximum Calculated Bonus/Penalty	[*]%					[*]%
Maximum Invoiced Bonus/Penalty (CAP)	[*]%			CAP		[*]%*

Total Startek earned debit to AT&T’s invoice credit is capped at [*] percent ([*]%) and the AT&T invoice credit is capped at [*] percent ([*]%). The total debits, credits and/or bonuses will be applied to the invoiced amount for the CSE Program Billable Hours only ([*]).